Exhibit 10.4

A&B Draft

9/5/2025

CONFIDENTIAL

September 5, 2025

Harrow, Inc.

1A Burton Hills Blvd., Suite 200

Nashville, TN 37215

Attention: Mr. Andrew Boll, President and CFO

$40,000,000 Senior Secured Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Fifth Third Bank, National Association (“Fifth Third”) that you would like to obtain financing for Harrow, Inc., a Delaware corporation (the “Borrower”), for working capital and general corporate purposes, in each case, on the terms set forth in this letter, the Summary of Terms and Conditions of the Credit Facility as set forth in Exhibit A hereto (the “Term Sheet”) and the Additional Terms and Conditions (together with this letter and the Term Sheet, collectively, this “Commitment Letter”), subject only to the satisfaction or waiver of the Closing Conditions (as defined in the Term Sheet).

Fifth Third is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of a $40,000,000 revolving credit facility on the terms set forth in this Commitment Letter, subject only to the satisfaction or waiver of the Closing Conditions.

Our commitment and other agreements hereunder will terminate at 12:01 a.m. Eastern time on the date that is 30 days after the date of this Commitment Letter, unless the Closing Date (as defined in the Term Sheet) has occurred on or before such date and time, and on the terms and subject to the conditions set forth in this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Fifth Third a copy of this Commitment Letter, on or before 11:59 p.m. Eastern time on September 5, 2025, whereupon this Commitment Letter will become a binding agreement between Fifth Third and the Borrower. If not signed and returned as described in the immediately preceding sentence by such date, this offer will terminate on such date.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by email or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Intentionally Blank]

We look forward to working with you.

Very truly yours,

FIFTH THIRD, NATIONAL ASSOCIATION

By:	/s/ Eileen Watkins
Name:	Eileen Watkins
Title:	Duly Authorized Signatory

Accepted and agreed to as of the date first written above:

HARROW, INC.

By:	/s/ Andrew Boll
Name:	Andrew Boll
Title:	President and CFO

Exhibit A

Summary of Terms and Conditions of the Credit Facility

Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Term Sheet is attached (the “Commitment Letter”) and of which it forms a part.

Borrower:	Harrow, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	All obligations under the Credit Facility (as defined below) will be unconditionally guaranteed by each direct and indirect subsidiary of the Borrower, but excluding certain foreign subsidiaries and certain immaterial subsidiaries, in each case, consistent with the Documentation Principles (such non-excluded subsidiaries, each, a “Guarantor” and collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”). Notwithstanding the foregoing, no subsidiary of the Borrower other than a Guarantor shall own or hold an exclusive license with respect to any intellectual property that is material to the business of the Borrower and its subsidiaries, taken as a whole.

Agent:	Fifth Third Bank, National Association (“Fifth Third” and in its capacity as the administrative agent and the collateral agent, the “Agent”).

Initial Lenders:	Fifth Third and such other lenders as may be agreed to in writing by Fifth Third and the Borrower (each a “Lender” and, collectively, the “Lenders”).

Credit Facility:	Senior secured credit facility (the “Credit Facility”) made pursuant to a credit agreement, notes, guarantees, security agreements and certain other documents, instruments, and agreements (collectively, the “Loan Documents”) and providing for a revolving loan facility in an aggregate principal amount not to exceed $40,000,000. Subject to the terms and conditions of the Loan Documents, amounts available under the Credit Facility may be borrowed, repaid and reborrowed after the Closing Date until the Maturity Date. For the avoidance of doubt, no revolving loans may be made (or letters of credit issued) until after the Closing Date.

Borrowing Availability:	“Availability” under the Credit Facility will not exceed the lesser of (a) the revolving loan commitment of all Lenders as of such date, and (b) the Borrowing Base as of such date. [NOTE: See Credit Agreement.]

Borrowing Base:	As of any date of determination by the Agent, with respect to the Loan Parties, an amount equal to the following (such amount, the “Borrowing Base”):

(a)	up to 90% of the eligible investment grade accounts as of such date, plus

(b)	up to 90% of eligible credit insured accounts as of such date, plus

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(c)	up to 85% of the eligible non-investment grade accounts as of such date, minus

(d)	reserves established by the Agent in its permitted discretion.

The Agent may, in its permitted discretion, reduce or otherwise adjust the advance rates set forth above, establish or otherwise adjust reserves or reduce or otherwise adjust one or more of the other elements used in computing the Borrowing Base, including, without limitation, standards of eligibility consistent with the Loan Documents, concentration limitations, aging and cross-aging limitations and contra deductions. Eligibility criteria for the Borrowing Base is to be defined in a manner consistent with the Documentation Principles.

Incremental Facility:	The Loan Documents shall include an uncommitted incremental revolving credit facility of up to $20,000,000, subject to terms and conditions satisfactory to the Agent.

Use of Proceeds:	Amounts available under the Credit Facility will be used for working capital and general corporate purposes of the Loan Parties.

Closing Date:	The Credit Facility shall close on the date (the “Closing Date”) on which the Closing Conditions (as defined below) shall have been satisfied or waived.

Maturity:	The earlier to occur of (a) the date that is 91 days prior to the earliest maturity date of the notes issued pursuant to the Notes Offering (as defined below) and (b) the fifth anniversary of the Closing Date (the “Maturity Date”).

Interest Rate:	All amounts outstanding under the Credit Facility will bear interest, at the Borrower’s option, at a rate per annum set forth below under the caption “SOFR Spread” or “Base Rate Spread,” as applicable, based on the Average Excess Availability Percentage plus Term SOFR or the base rate, as applicable:

Pricing Grid Level	Average Excess Availability Percentage	SOFR Spread	Base Rate Spread
I	>66.66%	1.25%	0.25%
II	>33.33% and < 66.66%	1.50%	0.50%
III	<33.33%	1.75%	0.75%

“Average Excess Availability Percentage” means, with respect to any period, the quotient (expressed as a percentage) of (a) the quotient of (i) the aggregate amount of Excess Availability for each business day in such period divided by (ii) the number of business days in such period divided by (b) Availability for such period.

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“Excess Availability” means, as of any date of determination, the difference of (a) Availability at such time minus (b) the aggregate revolving exposure at such time.

At no time will the base rate be deemed to be less than 1.00% per annum or Term SOFR be deemed to be less than 0.00% per annum.

Interest Payments:	As determined by the Agent in accordance with the Loan Documents and the Agent’s loan systems and procedures periodically in effect (and subject to the terms of any BillPayer Service, as applicable), to occur in arrears on the first business day of each month and on the date of payment in full of the Credit Facility.

Default Rate:	At any time when an event of default has occurred and is continuing, all amounts owing under the Credit Facility shall bear interest at 2.00% per annum above the interest rate otherwise applicable thereto.

Funding Protection and Taxes:	Subject to the Documentation Principles.

Unused Line Fees:	Unused line fees equal to: (a) 0.25% per annum on (b) the daily amount of the difference of the Credit Facility minus the sum of the aggregate outstanding amount of all revolving loans (including, without limitation, all swingline advances) and the outstanding amount of letter of credit obligations, which shall be payable in arrears on the first business day of each month and on the date of payment in full of the Credit Facility.

Letter of Credit Fees:	An amount equal to the applicable margin for Term SOFR under the Credit Facility per annum times the amount available from time to time to be drawn under each letter of credit, payable in cash in arrears on the first day of each month, plus the charges imposed by the letter of credit issuing bank

Voluntary Prepayments:	Subject to Documentation Principles.

Mandatory Prepayments:	Subject to Documentation Principles.

Collateral:	Subject to the Documentation Principles, the obligations of the Loan Parties under the Credit Facility will be secured by perfected first priority security interests in substantially all now existing or hereafter acquired tangible and intangible assets of the Loan Parties, subject to customary exceptions consistent with the Documentation Principles (the “Collateral”).

Documentation Principles:	The Loan Documents shall be (i) drafted by counsel to the Agent, (ii) consistent with the Commitment Letter (including, for the avoidance of doubt, this Term Sheet), and (iii) otherwise based on and substantially consistent with terms and conditions that are usual and customary for Fifth Third in transactions of this type (“Documentation Principles”).

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Representations and Warranties:	Subject to the Documentation Principles.

Affirmative Covenants:	Subject to the Documentation Principles.

Negative Covenants:	Subject to the Documentation Principles, including, without limitation, certain exceptions to the negative covenants in respect of certain specified debt incurrences, investments and restricted payments, so long as (a) immediately before and immediately after giving effect thereto, no event of default then exists or would arise as a result therefrom; (b) on a pro forma basis, immediately before and immediately after giving effect thereto, the fixed charge coverage ratio shall not be less than 1.20:1.00; (c) on a pro forma basis, Excess Availability would be at least equal to the greater of 20% of Availability and $7,200,000 on a pro forma basis immediately after giving effect thereto and for 30 consecutive days immediately prior thereto on a pro forma basis; and (d) the Borrower has delivered a certificate of a responsible officer to the Agent certifying that all conditions described in clauses (a) through (c) above have been satisfied.

Financial Covenants:	The financial covenants shall be limited to a minimum fixed charge coverage ratio, tested on the last day of each month, commencing with the month ending September 30, 2025, set at 1.10:1.00, which shall be defined in a manner consistent with the Documentation Principles.

Financial and Collateral Reporting:	Subject to the Documentation Principles, including, without limitation:

(a)	monthly internally prepared financial statements and monthly compliance certificates;

(b)	annual audited financial statements and financial projections;

(c)	monthly borrowing base certificates and other collateral information (springing to weekly when Excess Availability is less than the greater of 15% of Availability as of such date and $5,400,000 for three consecutive business days, and continuing until the date, if any, on which Excess Availability is equal to or greater than the greater of 15% of Availability and $5,400,000 for 30 consecutive days); and

(d)	Agent shall have the right to conduct, at the expense of the Borrower, up to: (i) one collateral examination per year (plus one additional exam anytime Excess Availability is or has been less than the greater of 17.5% of Availability and $6,300,000 for three consecutive business days). Notwithstanding the foregoing, audits may be conducted more frequently, at the Borrower’s expense, if an event of default has occurred and is continuing.

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Cash Management:	Cash management systems acceptable to the Agent, including, without limitation, all deposit accounts and securities accounts to be maintained at Fifth Third (or such other financial institution acceptable to Fifth Third, and so long as such accounts are subject to the control of the Agent and are not used for any operations of the Loan Parties or their subsidiaries), and on terms acceptable to Agent and subject to customary exceptions consistent with the Documentation Principles. Agent shall have springing dominion over all collections accounts commencing on (a) the earlier of the date that (i) Excess Availability as of such date is less than the greater of 12.5% of Availability as of such date and $4,500,000 for a period of three consecutive business days and (ii) an event of default has occurred and is continuing, and (b) ending on the date that (i) Excess Availability is equal to or greater than 12.5% of Availability for 30 consecutive days and (ii) no event of default exists.

Events of Default:	Subject to the Documentation Principles.

Conditions Precedent:	The conditions precedent to the Credit Facility shall be limited to the following (collectively, the “Closing Conditions”):

(a)	The unsecured notes offered pursuant to that certain Draft Preliminary Offering Memorandum, dated September __, 2025, as delivered to the Agent on September 4, 2025 (the “POM”), shall have been issued on terms and conditions consistent with the POM or otherwise reasonably acceptable to the Agent and in an aggregate amount of no less than $250,000,000 (the “Notes Offering”). The Notes Offering shall have been consummated or will be consummated substantially concurrently with the execution and delivery of the Loan Documents.

(b)	Substantially concurrently with the consummation of the Notes Offering, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than obligations not then due and payable or that by their terms survive the termination thereof) outstanding pursuant to (i) that certain Credit Agreement and Guaranty, dated as of March 27, 2023, by and among, inter alia, the Borrower, as borrower thereunder, and certain subsidiaries of the Borrower as subsidiary guarantors, and Oaktree Fund Administration, LLC, as the administrative agent, and (ii) that certain Indenture, dated as of April 20, 2021 (the “Indenture”), made by the Borrower to U.S. Bank Trust Company, National Association, as trustee, with respect to the issuance of certain senior debt securities, including (A) those certain 8.625% Senior Notes due 2026, as authorized in that certain First Supplemental Indenture, dated as of April 20, 2021, and (B) those certain 11.875% Senior Notes due 2027, as authorized in that certain Second Supplemental Indenture, dated as of December 20, 2022; in each case, as amended, restated, supplemented or otherwise modified from time to time, as in effect on the Closing Date immediately prior to giving effect to any payment of such indebtedness on the Closing Date, shall have, in each case, been repaid in full, and all commitments, options, warrants or any other obligation of the Loan Parties relating thereto shall have been terminated and all liens or security interests related thereto shall have been terminated or released (it being understood and agreed that the satisfaction and discharge of the Indenture shall satisfy this clause (b) with respect to the obligations described in subclause (ii) of this clause (b)).

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(c)	The Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all persons or entities including all requisite governmental authorities, to the execution, delivery and performance of the Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to the Agent affirming that no such consents or approvals are required.

(d)	The execution and delivery by the Loan Parties of the Loan Documents, which shall contain only the Closing Conditions as conditions to the effectiveness of the Credit Facility, together with other terms and provisions consistent with the Documentation Principles. Without limiting the foregoing, the Loan Parties shall have provided or caused to be provided to Fifth Third: (a) customary legal opinions, corporate records and officer’s certificates; (b) perfection of liens on the Collateral that may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”) or the filing of an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, free and clear of all liens, subject to customary exceptions and other exceptions to be mutually agreed upon subject to the Documentation Principles; (c) evidence of authority; (d) evidence of insurance (it being understood that endorsements shall be subject to delivery post-closing); and (e) at least three business days prior to the Closing Date all documentation (including satisfactory background checks) and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-terrorism statutes, sanctions, anti-corruption laws and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, OFAC and FCPA that has been reasonably requested by the Agent in writing.

(e)	All reasonable and documented out-of-pocket costs, fees and expenses required to be paid by the Borrower under the Commitment Letter to Fifth Third, the Agent or the Lenders shall have been paid or shall be contemporaneously paid to the extent due and payable on the Closing Date.

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(f)	The Specified Representations shall be true and correct in all material respects except that the failure of any representation or warranty (other than the Specified Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to closing the Credit Facility, but will instead constitute an event of default as of the Closing Date which may be cured within 30 days after the Closing Date and which will not, in and of itself, constitute the failure of a condition precedent to closing the Credit Facility on the Closing Date; provided that after the Closing Date and during the continuance of such default, amounts available under the Credit Facility may not be borrowed. “Specified Representations” means the representations and warranties in the Loan Documents relating to corporate or other organizational existence, organizational power, qualification and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Loan Documents); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Loan Documents by the Borrower and the Guarantors; solvency (after giving effect to the Notes Offering) of the Borrower and its subsidiaries on a consolidated basis; no violations of, or conflicts with, (x) charter documents or (y) to the extent such violation or conflict results in a Material Adverse Effect, applicable law, in each case, as it relates to the Loan Documents; status of the Credit Facility and the guaranties thereof as senior debt; absence of litigation seeking to enjoin the consummation of the Credit Facility; Federal Reserve margin regulations; the Investment Company Act; use of proceeds on the Closing Date not in violation of OFAC, FCPA, PATRIOT Act or other anti-terrorism and anti-corruption laws; and the creation, perfection and first priority status of the security interests (subject to permitted liens) and subject in all respects to the foregoing provisions of this definition of “Closing Conditions.”

(g)	Fifth Third shall have completed and be satisfied in its reasonable discretion with (i) the final Loan Documents; (ii) review of the final sources & uses, which shall be materially consistent with information provided by the Borrower to Fifth Third; and (iii) collateral due diligence.

Conditions Precedent to Subsequent Borrowings:	Subject to the Documentation Principles, including, without limitation, that the aggregate principal amount of all revolving loans will not result in (a) any Lender’s revolving exposure exceeding such Lender’s revolving loan commitment or (b) the aggregate revolving exposure of all Lenders exceeding Availability, subject in all cases to the Agent’s authority, in its permitted discretion, to make protective advances and overadvances in a manner consistent with the Documentation Principles.

Assignments and Participations:	Subject to the Documentation Principles.

Amendments and Required Lenders:	Subject to the Documentation Principles.

Indemnity and Expenses:	Subject to the Documentation Principles.

Governing Law and Jurisdiction:	The Loan Documents will provide that the Loan Parties will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York (except to the extent the Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Agent:	Alston & Bird LLP.

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Exhibit B

Additional Terms and Conditions

Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter or the Term Sheet to which these Additional Terms and Conditions are attached (the “Commitment Letter”) and of which these form a part.

1.	Indemnification; Expense Reimbursement

To induce Fifth Third to enter into the Commitment Letter and to proceed with the documentation of the Credit Facility, you hereby agree to indemnify upon demand and hold harmless Fifth Third and its affiliates and each partner, member, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including, without limitation, any investigations or inquiries), claims, losses, damages, liabilities or reasonable and documented out-of-pocket expenses, joint or several, of any kind or nature whatsoever that may be brought or threatened by any Loan Party, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Notes Offering, the Commitment Letter, the Credit Facility or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facility (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Persons (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated (and taken as a whole)); provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence or willful misconduct of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) the material breach of the Commitment Letter or any Loan Document by any Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) any disputes solely among Indemnified Persons (other than any claims against Fifth Third in its capacity as the Agent under the Credit Facility unless such claim would otherwise be excluded pursuant to clause (i) or (ii) above). Notwithstanding any other provision of the Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (other than to the extent such damages resulted from the gross negligence or willful misconduct of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment)).

You shall not be liable for any settlement of any proceedings (or costs and expenses solely in respect of such settlement) effected without your written consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your written consent or if there is a final judgment against the Indemnified Person and for the plaintiff in any such proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph.

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In consideration of the issuance of this letter by Fifth Third and recognizing that, in connection with the Credit Facility, Fifth Third has been and will be incurring reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented fees and disbursements of outside legal counsel, search and filing fees, costs and expenses of due diligence, transportation, duplication, messenger, appraisal, audit and consultant costs and expenses) (“Expenses”), you hereby agree to pay or reimburse Fifth Third for all such Expenses; provided that, in the case of appraisal, audit and consultant costs and expenses, your obligations shall be limited to such costs and expenses which have been incurred with your prior written consent. Notwithstanding anything to the contrary herein or otherwise, if the Closing Date does not occur, so long as Fifth Third has not breached its material obligations under the Commitment Letter, you agree to reimburse Fifth Third as set forth in this paragraph within 30 days following written demand.

You also agree to pay all costs and expenses of Fifth Third (including, without limitation, reasonable and documented fees and disbursements of outside counsel, subject to the limitations set forth above) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Your indemnity and reimbursement obligations under this Section 1 will be in addition to (but without duplication of) any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons. None of the parties to the Commitment Letter nor any Guarantor nor any Indemnified Person will be responsible or liable to any party to the Commitment Letter or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Notes Offering, the Commitment Letter, the Credit Facility or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facility.

Neither expiration nor termination of the Commitment Letter (or Fifth Third’s commitments hereunder) shall affect your indemnification and reimbursement obligations set forth in this Section 1 which shall remain operative and continue in full force and effect; provided that your obligations under this Section 1 shall terminate automatically and be superseded by the indemnification and expense reimbursement provisions in the definitive documentation relating to the Credit Facility upon the execution of the definitive documentation in respect thereof.

2.	Confidentiality; Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that the Commitment Letter is exclusively for your confidential use and may not be disclosed to any person or entity or circulated or referred to publicly without our prior written consent except, pursuant to applicable law or compulsory legal process (and to the extent practicable and not prohibited by law, after providing written notice to Fifth Third and with appropriate redactions as may be requested by Fifth Third); provided that Fifth Third hereby consents to your disclosure of (a) the Commitment Letter and such communications to your affiliates and your and your affiliates’ respective officers, directors, employees, accountants, co-investors, attorneys and other advisors (in each case, in their respective capacities as such), including, without limitation, to BTIG, LLC, as well as to any third party beneficiaries who are directly involved in the consideration of the Credit Facility to the extent you notify such persons of their obligation to keep the Commitment Letter and such communications confidential and such persons agree to hold the same in confidence, (b) the Commitment Letter or the information contained herein to ratings agencies in connection with the Notes Offering, in each case on a confidential basis, (c) the Commitment Letter or the information contained herein in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a government authority (and to the extent practicable and not prohibited by law, after providing written notice to Fifth Third and with appropriate redactions as may be requested by Fifth Third), (d) the Commitment Letter or the information contained herein in connection with the exercise of remedies to the extent relating to the Commitment Letter or the enforcement of rights hereunder, and (e) the Commitment Letter or the information contained herein (i) with Fifth Third’s prior written consent, and (ii) to the extent any such information becomes publicly available other than by reason of disclosure by you, your subsidiaries or affiliates and any of their respective representatives in violation of the Commitment Letter; provided that you may disclose generally the existence and amount of commitments hereunder and the identity of the Agent. The confidentiality provisions set forth in this paragraph shall expire and shall be of no further effect after the second anniversary of the date hereof.

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Fifth Third and each of its affiliates will use all information provided to such person or such affiliates by or on behalf of you hereunder or in connection with the Notes Offering and the Credit Facility solely for the purpose of providing the commitments or services that are the subject of the Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent Fifth Third or any of its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case Fifth Third agrees (except with respect to any audit or examination conducted by bank accountants, insurance regulators or any or regulatory authority exercising routine examination or authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over Fifth Third or any of its affiliates (in which case Fifth Third agrees (except with respect to any audit or examination conducted by bank accountants, insurance regulators or any regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by Fifth Third or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by Fifth Third from a third party that is not, to Fifth Third’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by Fifth Third, (f) to Fifth Third’s affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Credit Facility and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with Fifth Third responsible for such person’s compliance with this paragraph), (g) for purposes of establishing a “due diligence” defense or (h) with your prior written consent. The obligation of Fifth Third and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facility upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

Consistent with our policies to hold in confidence the affairs of Fifth Third’s customers, Fifth Third will not use or disclose confidential information obtained from you by virtue of the Credit Facility in connection with Fifth Third’s performance of services for any of our other customers (other than as permitted to be disclosed under this Section 2). Furthermore, you acknowledge that neither Fifth Third nor any of its affiliates have an obligation to use in connection with the Credit Facility, or to furnish to you, confidential information obtained or that may be obtained by Fifth Third from any other person.

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You acknowledge that some or all of Fifth Third and its affiliates are or may be full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Borrower and other companies that may be the subject of the Credit Facility. Fifth Third and its affiliates will have economic or other interests that are different from or conflict with those of you and the other Loan Parties regarding the transactions contemplated hereby, and you acknowledge and agree that none of Fifth Third or any of its affiliates have any obligation to disclose such interests to you. You further acknowledge and agree that nothing in the Commitment Letter or the nature of our commitments or services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between Fifth Third, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against Fifth Third and each of its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Fifth Third and its affiliates will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Commitment Letter and the Credit Facility (including the exercise of rights and remedies hereunder) are arms’ length commercial transactions and that Fifth Third and its affiliates are acting as principal and in their own best interest. You are relying on your own experts and advisors to determine whether the Credit Facility and related transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby.

Please note that neither Fifth Third nor its affiliates provide tax, accounting or legal advice.

3.	Governing Law, etc.; Surviving Provisions

Any right to trial by jury with respect to any action, suit, proceeding or claim arising in connection with or as a result of any matter referred to in the Commitment Letter is hereby irrevocably waived by the parties hereto. The Commitment Letter will be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Commitment Letter or the Credit Facility or the performance of services contemplated hereunder, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to the Commitment Letter, the Credit Facility or the performance of services contemplated hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

The provisions of Sections 1 and 2 above and this Section 3 shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of the Commitment Letter or the commitments hereunder; provided that your obligations under the Commitment Letter (other than (a) the confidentiality obligations pursuant to Section 2 and (b) your understandings and agreements regarding no agency or fiduciary duty pursuant to Section 2, which, in the case of clause (a), shall terminate in accordance with their respective terms) shall automatically terminate and be superseded by the provisions of the Loan Documents upon the initial funding thereunder and the payment of all amounts owed pursuant to the Commitment Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time.

4.	Assignment; Amendment

The Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of Fifth Third, and any attempted assignment without such consent shall be null and void. The Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

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